BROWN SHOE REPORTS THIRD QUARTER FINANCIAL RESULTS;
UPDATES 2008 OUTLOOK

ST. LOUIS, MISSOURI, November 25, 2008 – Brown Shoe Company, Inc. (NYSE:BWS) reported results for the third quarter of 2008 ended November 1.

The Company reported that net sales in the third quarter decreased 2.2 percent to $631.7 million compared to $645.5 million in the year-ago quarter.  Net earnings decreased to $10.4 million, or $0.25 per diluted share, which included $0.24 per diluted share of costs related to the Company’s headquarters consolidation and its information technology initiatives.  This compares to net earnings of $27.0 million, or $0.61 per diluted share, in the year-ago quarter, which included $0.06 per diluted share of costs related to the Company’s Earnings Enhancement Plan.  Excluding these items, adjusted earnings in the quarter totaled $20.5 million, or $0.49 per diluted share, a decrease on a per share basis of 26.9 percent, versus $29.9 million, or $0.67 per diluted share, in the same period last year.  (See Schedule 4 attached for a reconciliation to GAAP net earnings and the discussion of “Non-GAAP Financial Measures” below).  Same-store sales at Famous Footwear declined by 5.0 percent during the third quarter versus a decrease of 2.6 percent in the comparable 2007 period.
Ron Fromm, Brown Shoe Chairman and CEO, stated:  “While the third quarter began as anticipated, as we delivered to our Back-to-School expectations, our results for the quarter were subsequently impacted by the sudden and rapid decline in consumer spending that followed the onset of the economic crisis in which we find ourselves.  We are confident that Brown Shoe’s financial strength and portfolio of brands position us well to weather these turbulent times.  Nonetheless, we have taken a proactive approach to managing our business in this downturn, as we do not expect an improvement in the near-term.   We will maintain the brand integrity we possess with consumers and retailers alike, while directing our resources more judiciously to ensure that the dollars spent are achieving an appropriate return. As such, we have reduced our store expansion plans for the 2009 to 2011 period, indefinitely paused our headquarters redevelopment initiative, and will continue to monitor the pace of expenditures for our new ERP platform.  In total, we have lowered our planned capital expenditures for the 2009 to 2011 period by an aggregate of $72.0 million.  We will seek to align our costs to this new sales environment and have instituted more stringent expense management disciplines.   In the near-term, our goal is to maximize profit outcomes and cash flows while maintaining the strength of our balance sheet.  We believe this strategy has us poised to come out of this downturn even stronger and better able to maximize the many opportunities we see for our brands and company.”

Consolidated Results for Third Quarter of 2008:
•	Net sales were $631.7 million, a 2.2 percent decrease, compared to $645.5 million in 2007;
•
Gross margins in the third quarter of 2008 decreased 100 basis points to 39.3 percent of net sales from 40.3 percent of net sales in 2007.  This decrease was driven primarily by the increased promotional cadence at the Company’s retail divisions as well as an increased sales mix of licensed brands versus owned brands, an increased mix of mid-tier channel sales, and higher markdowns and allowances in its wholesale division;

•
Selling and administrative expenses in the third quarter of 2008 increased by 8.6 percent to $235.8 million, or 37.3 percent of net sales, versus $217.0 million, or 33.7 percent of net sales, in the same period last year. The year-over-year change primarily consisted of two components, with 190 basis points of the change resulting from non-recurring costs of $16.5 million related to the Company’s headquarters consolidation and its information technology initiatives, versus $4.5 million in the prior year related to Earnings Enhancement Plan costs. The remaining 170 basis point change resulted from the impact of operating 78 more Famous Footwear stores, expense deleverage from negative same-store sales performance, and lower wholesale sales;

•
The factors above resulted in a decrease in operating earnings as a percent of net sales to 2.0 percent, or $12.9 million, in the third quarter of 2008, versus 6.6 percent of net sales, or $42.8 million in 2007;

•
The Company recognized a $0.9 million tax benefit in the quarter resulting from a higher relative mix of foreign earnings, which are subject to lower statutory rates, and state tax incentives related to job creation and training, resulting from the Company’s headquarters consolidation;

•
Net earnings in the third quarter were $10.4 million, or $0.25 per diluted share, versus net earnings of $27.0 million, or $0.61 per diluted share, in the prior year.  Third quarter of 2008 net earnings included charges of $10.1 million, or $0.24 per diluted share, primarily related to the Company’s headquarters consolidation and its information technology initiatives.  Third quarter of 2007 net earnings included charges of $2.9 million, or $0.06 per diluted share, related to the Company’s Earnings Enhancement Plan.

Segment Highlights for Third Quarter of 2008
Retail Division
Net sales at Famous Footwear were $362.7 million, a 0.5 percent increase, compared to $361.0 million last year.  Same-store sales decreased by 5.0 percent in the quarter, as compared to a decrease of 2.6 percent in the comparable 2007 period.  Gross margins declined by 70 basis points in the quarter, as Famous Footwear increased promotional activity to maintain market share and manage inventory.  Selling and administrative expenses in the quarter increased by $9.0 million to 38.6 percent of net sales, an increase of 230 basis points from the prior year, as a result of operating 78 additional stores and expense deleverage from negative same-store sales.  Operating earnings decreased to $20.0 million, or 5.5 percent of net sales, compared to $30.8 million, or 8.5 percent of net sales, in the year-ago period.  Famous Footwear opened 18 new stores and closed seven during the quarter, resulting in 1,138 stores open at the end of the quarter compared to 1,060 during the year-ago period.

The Specialty Retail segment, which primarily consists of Naturalizer stores and the Shoes.com e-commerce business, reported net sales in the quarter of $65.6 million, a 7.3 percent decrease from $70.8 million in the year-ago period.  Same-store sales declined 6.7 percent during the quarter.  Net sales at Shoes.com decreased by 7.0 percent versus the year-ago period.  The division’s sales comparisons were also impacted by 270 basis points of foreign exchange translation.  The segment’s operating loss was $3.0 million compared to a loss of $1.9 million in the year earlier period.  During the quarter, the division opened seven stores and closed one, resulting in 286 stores open in North America at the end of the quarter, compared to 278 at the end of the year-ago period.  The division also opened two Naturalizer stores in China under its B&H Footwear joint venture for a total of 17 in operation, with an additional 36 stores in China operated by an affiliate of its joint venture partner.

Wholesale Division
Wholesale net sales declined 4.8 percent in the quarter to $203.4 million, compared to $213.7 million in the year earlier period, as the Company’s retail partners tightly managed their inventory levels in the quarter due to the weakening consumer environment.  The best performers during the quarter were the Etienne Aigner, Naturalizer, Dr. Scholl’s and Sam Edelman brands, while the LifeStride and Private Label and Private Brand businesses were the most challenged.  The softness in its customers’ retail sales led to increased markdowns and higher allowances, which, along with a greater mix of sales from licensed brands versus owned brands and an increased mix of mid-tier sales, contributed to the 40 basis point decline in gross margins in the quarter.  Operating earnings, as a percent of net sales, decreased 170 basis points in the quarter to 9.1 percent, or $18.5 million, versus 10.8 percent, or $23.1 million, in the year-ago period.

Balance Sheet
Inventory at quarter-end was $469.3 million, as compared to $440.9 million at the end of the third quarter of 2007.  The year-over-year increase was due primarily to the 78 net additional stores at Famous Footwear, as average inventory on a per store basis was flat in the quarter.  The Company’s debt-to-capital ratio at the end of the third quarter was 23.7 percent reflecting higher borrowings under its revolving credit facility and a combination of lower earnings performance and higher capital expenditures in the quarter.

Outlook and Guidance
Consumer sentiment, and therefore traffic and spending, declined significantly during September and October because of the many factors affecting the macroeconomic environment in the United States.  The immediate outlook for change is not knowable with any certainty at this time.  Accordingly, the Company is planning for the fourth quarter and 2009 to remain challenging.  As such, the Company is actively managing its resources to maximize profit outcomes.  This includes forecasting multiple scenarios, developing more stringent expense disciplines and intensifying its management of inventory and order flows.  Additionally, the Company has reduced its new store opening plan for 2009 to a net of 25 Famous Footwear stores and reduced the number of store remodels.  Furthermore, the planning for its headquarters redevelopment project has been paused indefinitely.  The Company continues on-pace and on-budget with its logistics and information technology initiatives, as they are both strategically important and are expected to generate significant operating efficiencies when completed.  In total, the Company expects to reduce its capital spending plan for the 2009 to 2011 timeframe by $72.0 million.

The Company is revising its fiscal 2008 guidance to reflect the current weak economy and to eliminate the previously expected real estate gain associated with redevelopment of its headquarters facility.  Management’s current guidance for the full year and fourth quarter of 2008 is as follows:
•	Consolidated net sales: $2.27 to $2.29 billion for the full year 2008 and $515 to $538 million for the fourth quarter 2008;
•	Famous Footwear same-store sales: negative 5.1 to negative 5.5 percent for the full year and negative 5.0 to negative 7.0 percent in the fourth quarter;
•
Store openings and closings: The Company now expects to open 89 new Famous Footwear stores and close 25 stores for the full year.  The Company expects to open 25 to 30 new Specialty Retail stores, including 15 to 20 in China, and approximately three closings for the full year;

•	Wholesale net sales: negative 7.0 to negative 9.0 percent for the full year and in the range of negative 14.0 to negative 21.0 percent in the fourth quarter;
•	Average diluted shares: 42.0 million;
•
Earnings per share: in the range of $0.09 to $0.18 per diluted share for the full year, which includes costs of $0.43 per diluted share related to headquarters consolidation and costs of $0.05 per diluted share related to its information technology initiatives, offset by a net gain of $0.15 per diluted share for insurance recoveries, net of associated fees and costs, related to environmental remediation at the Company’s Denver, CO facility.  Excluding these charges, adjusted earnings for the full year are expected to be in the range of $0.42 to $0.51 per diluted share.  (See Schedule 5 attached for a reconciliation to GAAP net earnings and the discussion of “Non-GAAP Financial Measures” below).  For the fourth quarter, the Company expects an estimated loss per diluted share of $0.29 to $0.39, which includes costs of $0.06 per diluted share related to its headquarters consolidation and its information technology initiatives;

•
Purchases of property and equipment: approximately $85.0 million for the full year, primarily relating to new stores and remodels, logistics network and other infrastructure, and capitalized software and information systems upgrades, including ERP and non-ERP related systems.

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings and earnings per diluted share adjusted to exclude certain charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Conference Call

A conference call to discuss third quarter 2008 results will be held this morning at 9:00 a.m. EDT.  While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at www.brownshoe.com/investor or  www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) changing consumer demands which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (ii) the preliminary nature of estimates of the costs and benefits of strategic business transformation, which are subject to change as the Company makes decisions and refines these estimates over time; (iii) potential disruption to the Company’s business and operations as it implements its information technology initiatives as well as the relocation of positions from its Madison, WI office to its St. Louis, MO headquarters; (iv) the timing and uncertainty of activities and costs related to redevelopment of the Company’s St. Louis, MO headquarters site as well as software implementation and business transformation; (v) the Company’s ability to utilize its new information technology system to successfully execute its growth strategy; (vi) intense competition within the footwear industry; (vii) rapidly changing fashion trends and purchasing patterns; (viii) customer concentration and increased consolidation in the retail industry; (ix) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (x) the Company's ability to attract and retain licensors and protect its intellectual property; (xi) the Company's ability to secure leases on favorable terms; (xii) the Company's ability to maintain relationships with current suppliers; (xiii) the Company’s ability to successfully execute its international growth strategy; and (xiv) the uncertainties of pending litigation. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 2, 2008, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.3 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the over 1,100-store chain that sells brand name shoes for the family, over 300 specialty retail stores in the U.S., Canada, and China under the Naturalizer, Brown Shoe Closet, FX LaSalle, Franco Sarto and Via Spiga names, and Shoes.com, the Company's e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Sam Edelman, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, Carlos by Carlos Santana, Fergie branded footwear, and Vera Wang Lavender Label Collection as well as Barbie, Disney and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

Contacts:
For investors:	For media:
Ken Golden	Dave Garino
Brown shoe Company, Inc.	Fleishman-Hillard
kgolden@brownshoe.com	garinod@fleishman.com
314-854-4134	314-982-0551

SCHEDULE 1
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	November 1, 2008	November 3, 2007
ASSETS

Cash and cash equivalents	$35,977	$79,932
Receivables	99,615	96,800
Inventories	469,338	440,892
Income taxes	1,946	––
Prepaid expenses and other current assets	22,167	29,407
Total current assets	629,043	647,031

Other assets	105,184	104,846
Investment in nonconsolidated affiliate	6,472	7,066
Goodwill and intangible assets, net	211,008	215,628
Property and equipment, net	155,781	145,800
Total assets	$1,107,488	$1,120,371

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Borrowings under revolving credit agreement	$24,000	$––
Trade accounts payable	168,273	165,231
Accrued expenses	116,472	115,063
Income taxes	–	5,134
Total current liabilities	308,745	285,428

Long-term debt	150,000	150,000
Deferred rent	44,676	39,640
Other liabilities	42,285	52,358
Minority interests	1,668	734
Total shareholders’ equity	560,114	592,211
Total liabilities and shareholders’ equity	$1,107,488	$1,120,371

SCHEDULE 2
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Thousands, except per share data)	Thirteen Weeks Ended		Thirty-nine Weeks Ended

	November 1, 2008	November 3, 2007	November 1, 2008	November 3, 2007

Net sales	$631,657	$645,546	$1,755,367	$1,788,465
Cost of goods sold	383,166	385,705	1,066,917	1,067,827

Gross profit	248,491	259,841	688,450	720,638
– % of Net Sales	39.3%	40.3%	39.2%	40.3%

Selling and administrative expenses	235,764	217,021	657,050	642,484
– % of Net Sales	37.3%	33.7%	37.4%	35.9%
Equity in net (earnings) loss of nonconsolidated affiliate	(198)	14	169	14

Operating earnings	12,925	42,806	31,231	78,140

Interest expense, net	(3,433)	(2,797)	(10,251)	(8,990)

Earnings before income taxes and minority interests	9,492	40,009	20,980	69,150

Income tax benefit (provision)	852	(13,046)	(1,759)	(22,901)
Minority interests in net loss of consolidated subsidiaries	54	46	589	226

NET EARNINGS	$10,398	$27,009	$19,810	$46,475

Basic earnings per common share	$0.25	$0.62	$0.48	$1.07

Diluted earnings per common share	$0.25	$0.61	$0.47	$1.04

Basic number of shares	41,547	43,688	41,516	43,494

Diluted number of shares	41,859	44,469	41,779	44,576

SCHEDULE 3
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Thousands)	Thirty-nine Weeks Ended
	November 1, 2008	November 3, 2007

OPERATING ACTIVITIES:
Net earnings	$19,810	$46,475
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	42,400	38,561
Share-based compensation expense	967	7,517
Loss on disposal or impairment of facilities and equipment	2,270	2,255
Deferred rent	3,261	1,615
Deferred income taxes	(525)	(913)
Provision for doubtful accounts	496	19
Foreign currency transaction losses (gains)	115	(119)
Undistributed loss of nonconsolidated affiliate	169	14
Minority interests	(589)	(226)
Changes in operating assets and liabilities:
Receivables	16,658	36,010
Inventories	(36,748)	(16,143)
Prepaid expenses and other current assets	2,023	3,723
Trade accounts payable	(4,208)	(21,203)
Accrued expenses	2,705	(32,048)
Income taxes	(2,818)	3,705
Other, net	(4,473)	(2,111)

Net cash provided by operating activities	41,513	67,131

INVESTING ACTIVITIES:
Purchases of property and equipment	(47,568)	(34,356)
Capitalized software	(13,593)	(4,404)
Cash recognized on initial consolidation of joint venture	–	980
Acquisition cost	–	(2,750)
Investment in nonconsolidated affiliate	–	(7,080)

Net cash used for investing activities	(61,161)	(47,610)

FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit agreement	369,000	135,000
Payments on borrowings under revolving credit agreement	(360,000)	(136,000)
Proceeds from stock options exercised	313	8,962
Tax benefit related to share-based plans	118	5,802
Dividends paid	(8,891)	(9,341)

Net cash provided by financing activities	540	4,423

Effect of exchange rate changes on cash	(4,716)	2,327

(Decrease) increase in cash and cash equivalents	(23,824)	26,271

Cash and cash equivalents at beginning of period	59,801	53,661

Cash and cash equivalents at end of period	$35,977	$79,932

SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Net Earnings (GAAP Basis) to Adjusted Net Earnings (Non-GAAP)

The following is a reconciliation of the Company’s third quarter earnings from GAAP-reported Net Earnings to Adjusted Net Earnings:

(Thousands, except per share data)	3rd Quarter 2008		3rd Quarter 2007
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS

GAAP Earnings	$10,398	$0.25	$27,009	$0.61

Charges / Other Items:

Madison Transition	9,514	0.23	–	–

ERP System Implementation	598	0.01	–	–

Earnings Enhancement Plan Costs	–	–	2,860	0.06

Total Charges / Items	10,112	0.24	2,860	0.06

Adjusted Net Earnings	$20,510	$0.49	$29,869	$0.67

The following is a reconciliation of the Company’s nine months earnings from GAAP-reported Net Earnings to Adjusted Net Earnings:

(Thousands, except per share data)	Nine Months 2008		Nine Months 2007
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS

GAAP Earnings	$19,810	$0.47	$46,475	$1.04

Charges / Other Items:

Madison Transition	16,508	0.40	–	–

Environmental Insurance Recoveries, Net	(6,210)	(0.15)	–	–

ERP Systems Implementation	896	0.02	–	–

Earnings Enhancement Plan Costs	–	–	9,774	0.22

Total Charges / Items	11,194	0.27	9,774	0.22

Adjusted Net Earnings	$31,004	$0.74	$56,249	$1.26

SCHEDULE 5
BROWN SHOE COMPANY, INC.
Reconciliation of EPS Guidance (GAAP Basis) to
Adjusted Net Earnings Guidance (Non-GAAP)

The following is a reconciliation of the Company’s fourth quarter and full-year earnings per share guidance on a GAAP basis (reported and estimated) to Adjusted Net Earnings (Non-GAAP):

	4th Quarter 2008 Guidance		4th Quarter 2007	Fiscal 2008 Guidance		Fiscal 2007
	Diluted EPS (low)	Diluted EPS (high)	Diluted EPS	Diluted EPS (low)	Diluted EPS (high)	Diluted EPS

GAAP Earnings	($0.39)	($0.29)	$0.33	$0.09	$0.18	$1.37

Charges / Other Items:

Madison Transition	0.03	0.03	–	0.43	0.43	–

Environmental Insurance Recoveries, Net	–	–	–	(0.15)	(0.15)	–

ERP Systems Implementation	0.03	0.03	–	0.05	0.05	–

Earnings Enhancement Plan Costs	–	–	0.06	–	–	0.28

Total Charges / Items	0.06	0.06	0.06	0.33	0.33	0.28

Adjusted Net Earnings per Share	($0.33)	($0.23)	$0.39	$0.42	$0.51	$1.65